EXHIBIT 23

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Benchmark Electronics, Inc.:

      We consent to incorporation by reference in the registration statements on Form S-8 (No. 33-61660, No. 333-26805 and No. 333-28997) of Benchmark
Electronics, Inc. of our report dated January 19, 1998, related to the consolidated balance sheets of Benchmark Electronics, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Benchmark Electronics, Inc.


                                    KPMG PEAT MARWICK LLP

Houston, Texas
March 27, 1998